THIRD AMENDMENT TO FUND

PARTICIPATION AGREEMENT

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This Third Amendment to Fund Participation Agreement (the “Amendment”) is entered into as of April 17, 2015, by and among Lord Abbett Series Fund, Inc. (the “Fund”), Lord Abbett Distributor LLC (the “Distributor”), Great-West Life & Annuity Insurance Company (“Great-West”) and Great-West Life & Annuity Insurance Company of New York (“Great-West NY”) (Great West and Great West NY collectively referred to as “Company”) (each a “Party” and collectively the “Parties”).

WHEREAS, the Parties entered into a Fund Participation Agreement dated September 8, 2011 (the “Agreement”), as amended, and the Parties now desire to amend the Agreement to add certain Separate Accounts that offer registered variable life insurance contracts; and

WHEREAS, unless otherwise defined herein, capitalized terms used herein have the same meaning as in the Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants expressed herein, and pursuant to Section 12.10 of the Agreement, the Parties agree to amend the Agreement as follows:

1. The fifth Recital of the Agreement is deleted in its entirety and replaced with the following new fifth Recital:

“WHEREAS, the Company has established or will establish one or more designated separate accounts (“Separate Accounts”) to offer certain registered variable annuity contracts (“VA Contracts”) and certain registered and unregistered variable life contracts (“VL Contracts”) (VA Contracts and VL Contracts are collectively referred to as “Variable Contracts”) and is desirous of having the Fund as one of the underlying funding vehicles for such Variable Contracts; and”

2. Schedule A to the Agreement is hereby deleted in its entirety and replaced with the attached new Schedule A.

3. In the event of any inconsistencies between the Agreement and the Amendment, the terms of the Amendment shall govern. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

(Signature page to follow)

LORD ABBETT SERIES FUND, INC.

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan Vice President and Secretary

LORD ABBETT DISTRIBUTOR LLC, BY ITS MANAGING MEMBER, LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ Susan Gile
Name:	Susan Gile
Title:	V.P. Individual Markets

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

By:	/s/ Ron Laeyendecker
Name:	Ron Laeyendecker
Title:	Senior Vice President

(Schedule A to follow)

SCHEDULE A

SEPARATE ACCOUNTS

COLI VUL-2 Series Account of Great-West (VL Contracts)

COLI VUL-4 Series Account of Great-West (VL Contracts)

COLI VUL-7 Series Account of Great-West (VL Contracts)

COLI VUL-14 Series Account of Great-West (VL Contracts)

COLI VUL-1 Series Account of Great-West NY (VL Contracts)

COLI VUL-2 Series Account of Great-West NY (VL Contracts)

Variable Annuity-1 Series Account of Great-West (VA Contracts)

Variable Annuity-2 Series Account of Great-West (VA Contracts)

Variable Annuity-1 Series Account of Great-West NY (VA Contracts)

Variable Annuity-2 Series Account of Great-West NY (VA Contracts)

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